Exhibit 99.2

CONTACT INFORMATION

Maureen O’Connell	Brian Siegel
PalmSource, Inc. Public Relations	PalmSource, Inc. Investor Relations
408-400-1543	408-400-1942
Maureen.Oconnell@palmsource.com	Brian.Siegel@palmsource.com

PalmSource Transitions Chief Financial Officer Position

Company Appoints Principal Financial Officer

SUNNYVALE, Calif., December 2, 2004—PalmSource, Inc. (NASDAQ: PSRC), provider of Palm OS®, a leading operating system powering the next generation of mobile devices and smartphones, today announced that Al Wood, chief financial officer and treasurer, has left the Company effective November 29, 2004 to pursue other interests. Wood joined PalmSource as its chief financial officer in October 2002.

PalmSource also announced that Ira Cook, vice president of finance, has been appointed principal financial officer while the Company conducts a search for a new CFO. Cook joined PalmSource in 2003 as vice president of finance. From 1989 until 2003, Cook held various senior financial positions at Borland Software Corporation, including worldwide controller and most recently as vice president, tax and treasury. Prior to Borland, Cook spent ten years in public accounting and is a Certified Public Accountant.

“We thank Al for the contributions he has made to PalmSource and wish him well, “ said David Nagel, PalmSource’s president and CEO. “He played a key role in our separation from Palm in 2003, as well as in our equity offering earlier this year, which helped strengthen our financial position.”

Nagel continued, “we believe that Ira’s experience in public accounting, tax and treasury combined with his role in implementing Sarbanes-Oxley Act compliance procedures at PalmSource will make for a smooth transition as we conduct a search for a new CFO.”

About PalmSource

PalmSource, Inc. is the company behind Palm OS, a leading operating system powering mobile information devices. Approximately 36 million Palm Powered handhelds and smartphones have been sold to date worldwide. Industry leaders Aceeca, AlphaSmart, Fossil, Garmin, GSL, Kyocera, Lenovo, palmOne, QTech, Samsung, Sony, Symbol

Technologies and Tapwave license Palm OS to create diverse mobile devices that meet unique customer needs. Palm OS has given rise to a large community of users, enterprises, developers and manufacturers, who together make up the Palm Powered Economy. More information about PalmSource is available at www.palmsource.com, www.palmsource.co.uk, www.palmsource.fr, www.palmsource.de and www.palmsource.com.cn.

Copyright © 2004, PalmSource, Inc. PalmSource and Palm OS are trademarks or registered trademarks of PalmSource, Inc. or its affiliate in the United States, France, Germany, Japan, the United Kingdom, and other countries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

###

2